CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Final Prospectus filed pursuant to Rule 424(b)(3) of Energy & Engine Technology Corporation and Subsidiaries of our report dated March 5, 2004 relating to the consolidated financial statements of Energy & Engine Technology Corporation and Subsidiaries, which is a part of such Final Prospectus.




                                           /s/ Marcum & Kliegman, LLP



New York, New York
October 15, 2004